State of Delaware
Secretary of State
Division of Corporations
Delivered 08:07 AM 02/18/2015
FILED 01:54 PM 02/17/2015
SRV 150208103 - 5608334 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Digital Social Retail, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

> The total number of shares of stock that this corporation is authorized to issue is 110,000,000 shares which consists of (i) 100,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, which may consist of one or more classes, the terms of any such class may be determined by the corporation's Board of Directors without the need for further approval from the corporation's shareholders.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of FERRUARY, 2015.

By: [signature]
Authorized Officer

Title: SECRETARY
Name: PIERRE MARTIN
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